Exhibit 15.1
INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors and Shareholders of Forstmann & Company, Inc.
(Debtor-in-Possession):


We have reviewed the accompanying condensed consolidated balance sheet of Forstmann & Company, Inc. and subsidiary (Debtor-in-Possession) (the "Company") as of August 1, 1999 and the related condensed consolidated statements of operations for the thirteen and thirty-nine weeks ended August 1, 1999 and August 2, 1998 and cash flows for the thirty-nine weeks ended August 1, 1999 and August 2, 1998 and the condensed consolidated statement of changes in shareholders' equity for the thirty-nine weeks ended August 1, 1999. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements contained in the 1998 Form 10-K (not presented herein) and in Note 2 to these condensed consolidated financial statements, the Company exhausted the availability under its loan facility, has experienced a significant decline in operating results and have filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Such conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1 to the consolidated financial statements contained in the 1998 Form 10-K and Note 2 to these condensed consolidated financial statements.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of the Company as of November 1, 1998 and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from November 3, 1997 to November 1, 1998 (not presented herein); and in our report dated February 8, 1999, we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph concerning matters that raise substantial doubt about the Company's ability to continue as a going concern. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of November 1, 1998 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


Deloitte & Touche LLP
Atlanta, Georgia
September 3, 1999